UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2011

LifeCare Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-133319	51-0372090
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5340 Legacy Drive, Suite 150

Plano, TX 75024

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number, including area code: (469) 241-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2011 Wayne McAlister retired as the Chairman and Chief Executive officer of LifeCare Holdings, Inc. (the “Company”). In addition, on March 3, 2011, the Board of Directors of the Company named Phillip B. Douglas, age 52, as Chairman and Chief Executive Officer of the Company and also elected Mr. Douglas as a director of the Company and as a member of the audit committee of the board of directors. Mr. Douglas previously served as the Company’s President from April 2008 to March 2011 and prior to that as the Company’s Chief Financial Officer from January 2006 to April 2008. Prior to joining the Company, Mr. Douglas was Chief Financial Officer of Workscape, Inc., a private-equity owned company, from 2000 until 2005.

On March 3, 2011 the Company and its parent company, LCI Holding Company, Inc. (“Parent”), entered into an amendment to Mr. Douglas’ employment agreement and the Company and Parent expect to enter into a separation agreement with Mr. McAlister. The separation agreement is expected to provide for the accelerated vesting of Mr. McAlister’s restricted stock award covering 400,000 shares of Parent common stock and the cancellation of all of Mr. McAlister’s vested Parent stock options. In addition, the separation agreement is expected to provide for Mr. McAlister to remain employed by the Company for a transition period ending on June 1, 2011 and for Mr. McAlister to receive his base salary during such transition period. The amendment to Mr. Douglas’ agreement includes a change in his title to Chairman and Chief Executive Officer and an increase in his annual base salary to $550,000 and also provides that if Mr. Douglas is terminated other than for cause or resigns voluntarily for good reason, he will be entitled to receive continued salary and bonus for two years (or a lump sum payment in the case of any such termination within twelve months following a change of control), with the amount of the annual bonus equal to the lesser of 60% of Mr. Douglas’ base salary in effect on the date of termination or the annual bonus paid to him in respect of the immediately preceding fiscal year. Mr. Douglas is subject to non-competition, non-solicitation and certain confidentiality provisions for a period of two years following the termination of his employment. Parent and the Company also entered into an amended and restated transaction bonus agreement with Mr. Douglas on March 3, 2011 to increase the amount of the one-time bonus opportunity available to Mr. Douglas under the agreement in connection with a change of control transaction from a range of approximately 1x to 15x his prior base salary to a range of approximately 1x to 14x his new base salary. The actual amount to be earned will be based upon the value associated with the Company upon a change of control. In addition, in connection with Mr. Douglas’ appointment as Chairman and Chief Executive Officer, on March 3, 2011 Mr. Douglas was granted an option to purchase 450,000 shares of Parent common stock and a restricted stock award covering 100,000 shares of Parent common stock.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are furnished herewith.

Exhibit 99.1	Press Release, dated March 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LifeCare Holdings, Inc.

Date: March 9, 2011	By:	/s/ Chris A. Walker
		Name:	Chris A. Walker
		Title:	Chief Financial Officer

Exhibit Index

Exhibit 99.1	Press Release, dated March 3, 2011.